PRESS RELEASE

For Immediate Release

Contact:

MEDIA COMMUNICATIONS:	INVESTOR RELATIONS:
Amy Bass	Janet S. Watson
Director of Corporate Communications	Secretary - Treasurer
417 625-5114	417 625-5108

THE EMPIRE DISTRICT ELECTRIC COMPANY

EARNINGS REPORT AND DECLARATION OF DIVIDENDS ,

STOCKHOLDERS MEETING, ELECTION OF OFFICERS AND DIRECTORS

JOPLIN, MO, April 24, 2003—(NYSE:EDE)  The Empire District Electric Company reported earnings for the first quarter of 2003 of $6.0 million, or $0.27 per share, as compared to a loss in the same quarter of 2002 of ($0.5) million, or ($0.03) per share.

The Company reported earnings for the twelve months ended March 31, 2003 of $32.1 million, or $1.45 per share.  This compared to earnings of $7.7 million, or $0.42 per share, for the twelve months ended March 31, 2002.

At the Board of Directors meeting, the Directors declared a quarterly dividend of $0.32 per share on Common Stock payable June 15, 2003, to holders of record as of June 1, 2003.

At the annual meeting of stockholders held today, D. Randy Laney, Myron W. McKinney, B. Thomas Mueller and Mary McCleary Posner were elected to three-year terms as Directors of the Company.

Revenues and earnings increased for the first quarter of 2003 compared to the first quarter of 2002 primarily due to rate increases in Missouri and Kansas and colder weather during the first quarter of 2003 compared to 2002.  Earnings for the first quarter of 2003 also increased because of a reduction in fuel costs due primarily to an effective fuel procurement strategy for natural gas and a decrease in generation from our gas-fired units due to the availability of competitively priced purchased power in the market.  A decrease in maintenance costs also contributed to the increase in earnings.

Earnings for the first quarter of 2002 were lower because of merger expenses of $1.0 million, or $0.05 per share, net of tax, relating to the proposed merger with Aquila, Inc. (formerly UtiliCorp United Inc.), which was terminated on January 2, 2001.  Excluding the merger expenses in the first quarter of 2002, earnings for the quarter would have been $0.5 million, or $0.02 per share.

Revenues and earnings increased for the twelve months ended March 31, 2003 as compared to the twelve months ended March 31, 2002, primarily due to rate increases in Missouri and Kansas, a significant increase in off-system sales and more favorable weather during much of the period.  Earnings were also positively impacted by a reduction in fuel costs due to the Company’s effective fuel procurement strategy and a decrease in generation from our gas-fired units due to the availability of competitively priced purchased power in the market.  Decreases in interest and depreciation expense also contributed to the increase in earnings.

Earnings for the twelve months ended March 31, 2003 compared to the same period ending March 31, 2002 reflect increases in pension and health care expenses, increased maintenance costs, a reduction in AFUDC and an increased loss from our non-regulated businesses.

Earnings for the twelve months ended March 31, 2002 were also negatively impacted by merger related expenses of $1.1 million, or $0.06 per share, net of tax, and a one-time non-cash charge in the third quarter of

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THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com

2001 of $2.5 million, net of related income taxes, or $0.14 per share, in construction expenditures related to the completion of the State Line Combined Cycle Unit (SLCC), which the Missouri Public Service Commission did not allow the Company to recover through rate increases.   Excluding the one-time charge and the merger expenses, earnings would have been $11.3 million, or $0.62 per share, for the twelve months ended March 31, 2002.

The Board of Directors re-elected the following officers:  William L. Gipson, President and Chief Executive Officer; Gregory A. Knapp, Vice President-Finance and Chief Financial Officer; Bradley P. Beecher, Vice President-Energy Supply; David W. Gibson, Vice President-Regulatory and General Services; Ronald F. Gatz, Vice President-Strategic Development; Michael E. Palmer, Vice President-Commercial Operations; Janet S. Watson, Secretary-Treasurer; and Darryl L. Coit, Assistant Secretary and Assistant Treasurer.

William L. Gipson, President and CEO, will host a conference call today, April 24, 2003, at 4:00 p.m. Eastern Daylight Time to discuss earnings for the first quarter and twelve months ended.  To phone into the conference call, parties in the United States should dial 1-877-856-5627 any time after 3:45 p.m. Eastern Daylight Time.  International callers may dial 706-643-0139.  The presentation can also be accessed from Empire’s website at www.empiredistrict.com.  Forward looking and other material information may be discussed during the conference call.

                A replay of the conference call will be available from April 24, 2003 at 6:30 p.m. Eastern Daylight Time through 11:59 p.m. Eastern Daylight Time on May 1, 2003 by dialing 1-800-642-1687 and entering the Conference ID # 9895935.

THE EMPIRE DISTRICT ELECTRIC COMPANY

FINANCIAL HIGHLIGHTS

	Quarter Ended Mar 31			Twelve Months Ended Mar 31
	2003	2002		2003	2002
Operating Revenues	$76,906,000	$65,297,000		$317,512,000	$270,144,000
Net Income	$6,024,000	$(536,0001	)(1)	$32,085,000	$7,659,000	(2)
Weighted Average Common Shares Outstanding	22,607,643	19,784,887		22,129,912	18,314,288
Basic and Diluted Earnings per Share	$0.27	$(0.03	)(1)	$1.45	$0.42	(2)

(1)          Includes merger expenses (net of tax) of $1,002,000, or $0.05 per share.  Excluding these expenses, basic and diluted earnings per share would have been $0.02 on net income of $465,000.

(2)          Includes merger expenses (net of tax) of $1,085,000, or $0.06 per share, and a non-cash charge (net of tax) of $2,530,000, or $0.14 per share, relating to the SLCC disallowance.  Excluding the merger expenses and non-cash charge, basic and diluted earnings per share would have been $0.62 on net income of $11,274,000.

                Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 154,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas.  The Company also provides fiber optic and Internet services and has an investment in close-tolerance, custom manufacturing.  Empire provides water service in three incorporated communities in Missouri.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K.